Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-190038

March 21, 2014

BARCLAYS

INSTITUTIONAL USE ONLY

SHILLER BARCLAYS CAPE™ US CORE SECTOR INDEX SECTOR ALLOCATIONS

The Shiller Barclays CAPE™ US Core Sector Index (the "Index") incorporates the principles of long-term investing distilled by Dr. Robert Shiller and expressed through the CAPE™ (Cyclically Adjusted Price Earnings) Ratio. The Index aims to provide notional long exposure to the top four US equity sectors (the "Selected Sectors") that are relatively undervalued as defined by a modified version of the classic CAPE™ Ratio and possess relatively stronger price momentum over the prior twelve months. Each US equity sector is represented in the Index by one of the nine S&P Select Sector Indices.

The table below shows the Selected Sectors for each monthly rebalancing period from September 2002 until December 2013 and the sectors that were not Selected Sectors, including those that were not selected because their historical price momentum was not sufficiently high.

Pre-inception period: Index Base Date is September 2002 – Index Live Date is September 2012. All data relating to the period prior to the launch date of the Index is purely hypothetical and has not been verified by an independent third party. Alternative modelling techniques or assumptions may produce different hypothetical historical information that might prove to be more appropriate and differ significantly from the hypothetical historical information set forth herein. Back-tested hypothetical historical results have inherent limitations and are achieved by a retroactive application of a back-tested model designed with the benefit of hindsight, and may reflect a bias towards positive performance. Neither actual nor back-tested hypothetical historical data should be taken as an indication of future performance.

- ***Selected Sector (data prior to Index live date is hypothetical historical)***
- ***Not selected (excluded because of price momentum)***
- ***Not selected - LIVE DATA***
- ***Not selected - HYPOTHETICAL HISTORICAL***

Sector	Energy	Materials	Industrial	Consm Discret	Consm Staples	Health Care	Financials	Utilities	Tech	Real Estate
9/30/2002										
10/31/2002										
11/29/2002										
12/31/2002										
1/31/2003										
2/28/2003										
3/31/2003										
4/30/2003										
5/30/2003										
6/30/2003										
7/31/2003										
8/29/2003										
9/30/2003										
10/31/2003										
11/28/2003										
12/31/2003										
1/30/2004										
2/27/2004										
3/31/2004										
4/30/2004										
5/28/2004										
6/30/2004										
7/30/2004										
8/31/2004										
9/30/2004										
10/29/2004										
11/30/2004										
12/31/2004										
1/31/2005										
2/28/2005										
3/31/2005										
4/29/2005										
5/31/2005

Sector Energy Materials Industrial Consm Discret Consm Staples Health Care Financials Utilities Tech Real Estate 6/30/2005 7/29/2005 8/31/2005 9/30/2005 10/31/2005 11/30/2005 12/30/2005 1/31/2006 2/28/2006 3/31/2006 4/28/2006 5/31/2006 6/30/2006 7/31/2006 8/31/2006 9/29/2006 10/31/2006 11/30/2006 12/29/2006 1/31/2007 2/28/2007 3/30/2007 4/30/2007 5/31/2007 6/29/2007 7/31/2007 8/31/2007 9/28/2007 10/31/2007 11/30/2007 12/31/2007 1/31/2008 2/29/2008 3/31/2008 4/30/2008 5/30/2008 6/30/2008 7/31/2008 8/29/2008 9/30/2008 10/31/2008 11/28/2008 12/31/2008 1/30/2009 2/27/2009 3/31/2009 4/30/2009 5/29/2009 6/30/2009 7/31/2009 8/31/2009 9/30/2009 10/30/2009 11/30/2009

Sector Energy Materials Industrial Consm Discret Consm Staples Health Care Financials Utilities Tech Real Estate Source: Bloomberg, 9/30/2002 -12/31/2013. PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS. 12/31/2009 1/29/2010 2/26/2010 3/31/2010 4/30/2010 5/28/2010 6/30/2010 7/30/2010 8/31/2010 9/30/2010 10/29/2010 11/30/2010 12/31/2010 1/31/2011 2/28/2011 3/31/2011 4/29/2011 5/31/2011 6/30/2011 7/29/2011 8/31/2011 9/30/2011 10/31/2011 11/30/2011 12/30/2011 1/31/2012 2/29/2012 3/30/2012 4/30/2012 5/31/2012 6/29/2012 7/31/2012 8/31/2012 9/28/2012 10/31/2012 11/30/2012 12/31/2012 1/31/2013 2/28/2013 3/28/2013 4/30/2013 5/31/2013 6/28/2013 7/31/2013 8/30/2013 9/30/2013 10/31/2013 11/29/2013 12/31/2013

Barclays Selected Risk Considerations An investment in the ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Issuer Redemption: Barclays Bank PLC will have the right to redeem or “call” the ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. Dynamic Allocation and Strategy Risk: The value of the index will depend upon the success of the index in dynamically allocating among the Sector Indices. The allocation among the Sector Indices is based upon a proprietary index methodology sponsored by Barclays Bank PLC that may not provide out performance relative to any alternative allocation among the Sector Indices or a diversified portfolio generally, and is made in accordance with pre-defined weightings that may not be optimal. Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Area, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-888-227-2275 (ext. 2-3430), or you may request a copy from any other dealer participating in the offering. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. “Shiller Barclays CAPE™ US Core Sector Index” is a trademark of Barclays Bank PLC. “CAPE™” is a trademark of RSBB-I, LLC(“RSBB”) and has been licensed for certain purposes by Barclays Bank PLC. The Standard & Poor’s®”, S&P 500® Index is a product of Down Jones Indices LLC (“SPDJI”), and has been licensed for use by Barclays Bank PLC. S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services, LLC (“SPFS”). These trademarks have been licensed to SPDJI and its affiliates and sublicensed to Barclays Bank PLC for certain purposes. The Shiller Barclays CAPE™ US Core Sector Index (the “Index”) which is based on the S&P 500s and the Sector Indices is not sponsored or endorsed by S&P Dow Jones Indices LLC, Dow Jones, S&P, or any of their respective subsidiaries or affiliates (collectively, “S&P Dow Jones Indices”), but is published with their consent. The ETNs based on the Index are not sponsored or endorsed by S&P Dow Jones Indices or any of their respective affiliates and S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. The Shiller Barclays CAPE US Index Family has been developed in part by RSBB, LLC, the research principal of which is Robert J. Shiller. RSBB, LLC is not an investment advisor and does not guarantee the accuracy and completeness of the Shiller Barclays CAPE US Index Family or any data or methodology either included therein or upon which it is based. RSBB, LLC shall have no liability for any errors, omissions or interruptions therein and makes no warranties expressed or implied, as to the performance or results experienced by any party from the use of any information included therein or upon which it is based, and expressly disclaims all warranties of the merchantability or fitness for a particular purpose with respect thereto, and shall not be liable for any claims or losses of any nature in connection with the use of such information, including but not limited to, lost profits or punitive or consequential damages even, if RSBB, LLC is advised of the possibility of same. © 2014 Barclays Bank PLC. All rights reserved. All other trademarks, service marks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC INSURED NO BANK GUARANTEE MAY LOSE VALUE